UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  March 16, 2011

Tidelands Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

001-33065	02-0570232
(Commission File Number)	(IRS Employer Identification No.)

875 Lowcountry Blvd., Mount Pleasant, South Carolina	29464
(Address of principal executive offices)	(Zip Code)

(843) 388-8433

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 1.01.            Entry into a Material Definitive Agreement

On March 18, 2011, Tidelands Bancshares, Inc. (the “Company”), the bank holding company for Tidelands Bank (the “Bank”), a wholly-owned subsidiary of the Company, entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Richmond (“FRB”).  The Agreement is designed to enhance the Company’s ability to act as a source of strength to the Bank.

The Bank’s lending and deposit operations continue to be conducted in the usual and customary manner, and all other products, services and hours of operation remain the same.  All Bank deposits will remain insured by the FDIC to the maximum extent allowed by law.

Pursuant to the Agreement, the Company agreed to seek the prior written approval of the FRB before undertaking any of the following activities:

•                  declare or pay any dividends,

•                  directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank,

•                  make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities,

•                  directly or indirectly, incur, increase or guarantee any debt, and

•                  directly or indirectly, purchase or redeem any shares of its stock.

Pursuant to its plans to preserve capital and to inject more capital into the Bank, the Company has no plans to undertake any of the foregoing activities.

Within 60 days of the Agreement, the Company is required to submit a written plan designed to maintain sufficient capital at the Company on a consolidated basis.  Although the Agreement does not contain specific target capital ratios or specific timelines, the plan must address the Company’s and Bank’s current and future capital requirements, the adequacy of the Bank’s capital, the source and timing of additional funds to satisfy the Company’s and the Bank’s future capital requirements, and supervisory requests for additional capital at the Bank or the supervisory action imposed on the Bank.

The Company also agreed to comply with certain notice provisions set forth in the Federal Deposit Insurance Act and Board of Governors’ Regulations in appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position.  The Company is also required to comply with certain restrictions on indemnification and severance payments pursuant to the Federal Deposit Insurance Act and FDIC regulations.

The foregoing description of the Agreement is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

ITEM 3.01             Notice Failure to Satisfy a Continued Listing Rule or Standard

On March 16, 2011, Tidelands Bancshares, Inc. (NASDAQ:  TDBK) (the “Company”), received a letter from NASDAQ that stated the Company’s common stock closed below the required minimum bid price of $1.00 per share for the previous 30 consecutive business days.  Pursuant to Marketplace Rule 5450(a)(1), listed companies are required to maintain a minimum bid price of $1.00 per share.

The Company’s common stock will continue to trade on The NASDAQ Global Market under the symbol TDBK, as the requirement has no effect at this time on the Company’s listing on The NASDAQ Global Market.  In accordance with Marketplace Rule 5810(c)(3)(A), the Company has a 180 calendar day grace period, until September 12, 2011, in which to regain compliance with the listing standards of Rule 5450(a)(1).  If at any time before September 12, 2011, the bid price of the Company’s common stock closes with a bid price of $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with Rule 5450(a)(1).

As previously disclosed in a Current Report on Form 8-K on December 23, 2010, the Company received a letter dated December 17, 2010 stating that the Company was not in compliance with NASDAQ requirement that securities on The

NASDAQ Global Market maintain a minimum Market Value of Publicly Held Shares of $5,000,000.  The Company has until June 15, 2011 to regain compliance with the minimum Market Value of Publicly Held Shares of $5,000,000.

ITEM 9.01.            Financial Statements and Exhibits

(d)               Exhibits

Exhibit No.	Exhibit
10.1	Written Agreement, effective March 18, 2011, between the Federal Reserve Bank of Richmond and Tidelands Bancshares, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDELANDS BANCSHARES, INC.

Dated: March 22, 2011	By:	/s/ Alan W. Jackson
Alan W. Jackson
Chief Financial Officer

Exhibit No.	Exhibit

10.1	Written Agreement, effective March 18, 2011, between the Federal Reserve Bank of Richmond and Tidelands Bancshares, Inc.